AMENDMENT TO

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment is entered into as of March 31, 2017 (the “Amendment”), by and between Advisers Investment Trust, a statutory trust organized under the laws of the state of Delaware (the “Trust”), acting on its own behalf and on behalf of each of its series managed by Vontobel Asset Management, Inc., listed in Schedule A to the Transfer Agency Agreement, and The Northern Trust Company, an Illinois corporation (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent are party to an Amended and Restated Transfer Agency and Service Agreement, dated as of December 14, 2016 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Transfer Agency Agreement”), wherein the Transfer Agent agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Transfer Agency Agreement, effective as of the date hereof, the Trust and the Transfer Agent wish to make certain amendments to the Transfer Agency Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Transfer Agency Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.	AMENDMENTS.

(a)	The Preamble to the Transfer Agency Agreement is hereby amended by amending and restating the Preamble as follows:

AGREEMENT made as of this 14th day of December, 2016, by and between Advisers Investment Trust, a Delaware statutory trust (the “Trust”), acting on its own behalf and on behalf of each of its series managed by Vontobel Asset Management, Inc., listed in Schedule A, and THE NORTHERN TRUST COMPANY, an Illinois corporation (the “Transfer Agent”).

(b)	Section 5.1 of the Transfer Agency Agreement is hereby amended by replacing the word “Ohio” with the word “Delaware” where it appears in such Section.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Transfer Agency Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Transfer Agency Agreement in the Transfer Agency Agreement and all schedules thereto shall mean and be a reference to the Transfer Agency Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, each of the Trust and the Transfer Agent has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/ Dina Tantra
Name:	Dina A. Tantra
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Michelle Roblee
Name:	Michelle Roblee
Title:	Senior Vice President

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